Filed pursuant to Rule 433
Registration Statement No. 333-150613
Final Term Sheet
December 9, 2008
E. I. du Pont de Nemours and Company
$1,000,000,000 5.875% Senior Notes due 2014

Issuer:	E. I. du Pont de Nemours and Company

Title of Securities:	5.875% Senior Notes due January 15, 2014

Trade Date:	December 9, 2008

Settlement Date (T+3):	December 12, 2008

Maturity Date:	January 15, 2014

Aggregate Principal Amount Offered:	$1,000,000,000

Price to Public (Issue Price):	99.531% plus accrued interest, if any, from
December 12, 2008

Interest Rate:	5.875% per annum

Interest Payment Dates:	Semi-annually on each January 15 and July 15,
commencing July 15, 2009

Optional Redemption:	Make-whole call at any time at the greater of 100%
or the discounted present value of the remaining
scheduled payments of principal and interest at
Treasury Rate plus 50 basis points.

Joint Bookrunners:	Banc of America Securities LLC,
Credit Suisse Securities (USA) LLC,
Goldman, Sachs & Co.,
J.P. Morgan Securities Inc.,
Morgan Stanley & Co. Incorporated,
Greenwich Capital Markets, Inc.,
UBS Securities LLC.

Co-Managers:	BBVA Securities, Inc.,
Barclays Capital Inc.,
Citigroup Global Markets Inc.,
Deutsche Bank Securities Inc.,
HSBC Securities (USA) Inc.,
Mitsubishi UFJ Securities International plc,
Mizuho Securities USA Inc.,
PNC Capital Markets LLC,
RBC Capital Markets Corporation,
Santander Investment Securities Inc.,
TD Securities (USA) LLC,
The Williams Capital Group, L.P.,
Wells Fargo Securities, LLC.

CUSIP:	263534BV0

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC at 1 (800) 294-1322, (ii) Credit Suisse Securities (USA) LLC at 1 (800) 221-1037 or (iii) Goldman, Sachs & Co. at 1 (866) 471-2526.